Exhibit 12


                            FLORIDA POWER CORPORATION
                        Statement of Computation of Ratios
                               (Dollars In Millions)


     Ratio of Earnings to Fixed Charges:





                                 1993    1992    1991    1990    1989
                                ------  ------  ------  ------  ------


     Net Income                 $194.9  $186.9  $180.9  $182.3  $184.0

     Add:
      Operating Income Taxes     104.5    97.7    92.8   102.0    86.5
      Other Income Taxes          (0.1)   (0.2)   (0.1)    1.0    (0.7)
                                ------  ------  ------  ------  ------
     Income Before Taxes         299.3   284.4   273.6   285.3   269.8

     Total Interest Charges      105.8   100.2    95.2    98.8    96.6
                                ------  ------  ------  ------  ------
     Total Earnings (A)         $405.1  $384.6  $368.8  $384.1  $366.4
                                ------  ------  ------  ------  ------
    Fixed Charges (B)           $105.8  $100.2   $95.2   $98.8   $96.6
                                ------  ------  ------  ------  ------
      Ratio of Earnings to
       Fixed Charges (A/B)        3.83    3.84    3.87    3.89    3.79
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